UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: May 3, 2011)

Texas Rare Earth Resources Corp.
(Exact name of registrant as specified in its charter)

Nevada	0-53482	87-0294969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 1800
Houston, TX 77056
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 209-2911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Executive Officer and Election of Director.

On May 3, 2011, Marc LeVier has joined the Company as its chief executive officer.  Mr. LeVier was also named to the Company’s board of directors.  Mr. LeVier previously served for 16 years as senior director of Metallurgical Services for Newmont Mining Corporation and will now lead the Company’s development of its Round Top Mountain rare earth-beryllium-uranium project that includes niobium, tantalum and gallium.

The Company entered into a three-year employment agreement with Mr. LeVier, effective May 3, 2011 (the “Agreement”), pursuant to which Mr. LeVier will serve as chief executive officer of the Company.  Pursuant to the Agreement, Mr. LeVier will be paid a base salary of $225,000 per year, and will be eligible to receive bonuses at the discretion of the Company’s board of directors in an amount not to exceed 50% of Mr. LeVier’s base salary.  The Agreement also entitles Mr. LeVier the right to participate in the Company’s benefit plans.  Pursuant to the Agreement, the Company granted to Mr. LeVier a 10-year option to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $2.50 per share.  Should Mr. LeVier be terminated without cause or should he resign for good reason, the Agreement provides for a severance payment equal to the greater of (i) one year of base compensation and (ii) remaining base compensation owed to Mr. LeVier during the term of the agreement.  The Agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.  The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference

Except as set forth herein, there are no arrangements or understandings between Mr. LeVier and any other person pursuant to which he was selected as chief executive officer or pursuant to which Mr. LeVier was elected to serve as a director of the Company.

Except as set forth below, there have been no transactions since the beginning of the Company’s last fiscal year, nor are any currently proposed, regarding Mr. LeVier that are required to be disclosed by Item 404(a) of Regulation S-K.

With 40 years experience in advanced process engineering, Mr. LeVier spent the last 22 years with Newmont in several professional capacities.  As head of Metallurgical Research and Development, he led the world-class research team in the development of processes for resources which have become Newmont’s primary producing properties today.  These include the development of the Gold Quarry refractory ore treatment plant (ROTP) at the Carlin Trend in Nevada, the Batu Hijau porphyry copper-gold mine in Indonesia, the heap leach operations at Minera Yanacocha in Peru, the Ahafo operations in Ghana, the Phoenix operation in Nevada, and the Boddington operation in Australia.  Additionally, Mr. LeVier led teams in the development of the former operations at Minahasa in Indonesia and the Zarafshan-Newmont Joint Venture heap leach operation in Uzbekistan.

During his leadership over the past two decades, the Newmont R&D team led innovations in-house and also at the university level.  Mr. LeVier is internationally recognized for his management and leadership skills and has served on Industrial Advisory Boards at Montana Tech, South Dakota School of Mines & Technology, Virginia Tech, Michigan Tech, and the University of Arizona.  He has also served on the AMIRA BOD, which is an international collaborative research group based in Australia, and the Society for Mining, Metallurgy and Exploration BOD.  Mr. LeVier will continue to serve in his advisory board capacities as well as on the Montana Tech Foundation Board of Directors.  Mr. LeVier is a member of the Mining and Metallurgical Society (MMSA) and served as its President for four years.

Mr. LeVier holds both a Bachelor’s and Master’s degree in Metallurgical Engineering from Michigan Technological University.  He previously worked for Exxon Minerals Company, Joy Manufacturing Corporation and Derrick Manufacturing Corporation.  He served in the U.S. Army Corps of Engineers during the Vietnam era.

A copy of the press release announcing the appointment of Mr. LeVier as chief executive officer and director of the Company is attached hereto as Exhibit 99.1.

ITEM 8.01  Other Events

Anthony Marchese was appointed non-executive chairman of the board of directors on May 3, 2011 and was issued a five-year warrant to purchase 175,000 shares of common stock at an exercise price of $4.15 per share,

In connection with the appointment of Mr. Graham as a director in April 2011, the Company and Mr. Graham entered into a director’s agreement (the “Director’s Agreement”), pursuant to which the Company granted to Mr. Graham a five-year option to purchase 60,000 shares of common stock at an exercise price of $4.00 per share, as compensation for services to be provided by Mr. Graham as an independent director.  At the election of the Company’s board of directors, Mr. Graham may be issued additional equity awards upon each anniversary of the effective date of the Director’s Agreement.  Mr. Graham will also be reimbursed all reasonable costs associated with attending meetings and otherwise fulfilling his obligations under the Director’s Agreement.  The foregoing summary of the Director’s Agreement for Mr. Graham is qualified in its entirety by reference to the Director’s Agreement filed as Exhibit 10.2 of this Report, which is incorporated herein by reference.

ITEM 9.01  Financial Statements and Exhibits

(c)           Exhibits

The following exhibits are to be filed as part of this Form 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
10.1	Employment Agreement, dated as of May 3, 2011, by and between Texas Rare Earth Resources Corp. and Marc LeVier
10.2	Director’s agreement, dated as of April 27, 2011, by and between Texas Rare Earth Resources Corp. and James J. Graham
99.1	Press Release dated May 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 6, 2011

TEXAS RARE EARTH RESOURCES CORP.

By:	/S/ Wm. Chris Mathers
Wm. Chris Mathers, Chief Financial Officer